Exhibit 99.1

DIMON Incorporated	Tel: 434 792 7511
512 Bridge Street
Post Office Box 681
Danville, VA 24543-0681

NEWS RELEASE	Contact: Ritchie L. Bond
(434) 791-6952

November 1, 2004

DIMON Announces Successful Conclusion of Consent Solicitation

DANVILLE, Va., November 1, 2004 — DIMON Incorporated (NYSE: DMN) announced today that it has obtained the requisite majority of consents from the holders of each of its $200 million 9 5/8% Senior Notes due 2011 and its $125 million 7 3/4% Senior Notes due 2013 (collectively, the “Senior Notes”) and successfully completed the Company’s previously announced consent solicitation. The consent solicitation expired at 5:00 p.m., New York City time, on Friday, October 29, 2004.

The Company has also obtained a wavier from the requisite majority of lender banks under its $150 million syndicated credit facility of the cross defaults thereunder caused by the defaults under the Senior Notes indentures. In addition, the Company has obtained waivers of cross defaults under its operating credit lines that contained cross default provisions.

The Company anticipates that the execution of the Supplemental Indentures relating to the consent solicitation and the payment of the consent payments to the Information Agent will occur today, Monday, November 1, 2004.

For a complete statement of the terms and conditions of the consent solicitation and of the proposed waivers and amendments to the indentures, holders of the Notes should refer to the Consent Solicitation Statement dated October 11, 2004, as supplemented by the Supplemental Solicitation Statement dated October 27, 2004.

The Solicitation Agent is Wachovia Securities. Questions from Note holders regarding the consent solicitation may be directed to Wachovia Securities, Liability Management Group, at (704) 715-8341 or toll-free at (866) 309-6316. D.F. King & Co., Inc. is serving as Information Agent in connection with the consent solicitation. Requests or questions of the Information Agent should be directed to the Information Agent at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, Telephone: (212) 269-5550.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries. For more information on DIMON, visit the Company’s website at http://www.dimon.com.